Exhibit 99.1

FOR IMMEDIATE RELEASE

FedEx Corp. Reports Third Quarter Earnings

Additional Cost-Cutting Actions Under Way

MEMPHIS, Tenn., March 20, 2013 … FedEx Corp. (NYSE: FDX) today reported earnings of $1.23 per diluted share for the third quarter ended February 28, excluding business realignment costs totaling $47 million primarily related to the company’s voluntary buyout program for eligible U.S. officers and managing directors. Including this year’s realignment costs, third quarter earnings were $1.13 per diluted share.

Last year’s third quarter earnings were $1.55 per diluted share, excluding a $0.10 per share reversal of a reserve associated with a legal matter at FedEx Express. Including last year’s reserve reversal, earnings were $1.65 per diluted share.

“The third quarter was very challenging due to continued weakness in international air freight markets, pressure on yields due to industry overcapacity and customers selecting less expensive and slower-transit services,” said Frederick W. Smith, FedEx Corp. chairman, president and chief executive officer. “In response, beginning April 1, FedEx Express will decrease capacity to and from Asia and will aggressively manage traffic flows to place low yielding traffic in lower-cost networks. We are currently assessing how these actions may allow FedEx Express to retire more of its older, less-efficient aircraft. We remain focused on our strategic cost reduction programs, which are ramping up and on track.”

Third Quarter Results

FedEx Corp. reported the following consolidated results for the third quarter:

•	Revenue of $11.0 billion, up 4% from $10.6 billion the previous year

•	Operating income of $589 million, down 28% from $813 million last year

•	Operating margin of 5.4%, down from 7.7% the previous year

•	Net income of $361 million, down 31% from $521 million a year ago

- more -

As discussed above, the quarter’s results reflect the decline in profitability at FedEx Express due to the accelerating demand shift toward lower-yielding international services and lower international export yields. The quarter’s results were also negatively impacted by the business realignment costs noted earlier and by fewer operating days in each transportation segment.

Outlook

FedEx projects earnings to be an adjusted $1.90 to $2.10 per diluted share in the fourth quarter and an adjusted $6.00 to $6.20 per diluted share for fiscal 2013 before charges related to the company’s business realignment. Costs of the benefits provided under the voluntary buyout program will be recognized in the period that eligible employees accept their offers, predominantly in the fourth fiscal quarter. Including the third quarter costs, the company now expects the fiscal 2013 pretax cost of the voluntary buyout program to range from approximately $450 million to $550 million in cash expenditures, or $0.89 to $1.09 per diluted share, with some additional costs expected in fiscal 2014. Actual costs will depend on employee acceptance rates. Including the business realignment costs, earnings are expected to be $0.94 to $1.34 per diluted share in the fourth quarter and $4.91 to $5.31 per diluted share for fiscal 2013. This guidance assumes the current market outlook for fuel prices. The capital spending forecast for fiscal 2013 is now $3.6 billion, compared to $3.9 billion in the company’s previous forecast.

In last year’s fourth quarter, the company reported earnings of $1.99 per diluted share, excluding a $0.26 per diluted share non-cash aircraft impairment charge at FedEx Express. Including this charge, earnings were $1.73 per diluted share.

“Our lower-than-expected results for the quarter and reduced full-year earnings outlook were driven by third quarter international revenues declining approximately $100 million versus our guidance primarily due to accelerating customer preference for lower-yielding international services, lower rate per pound and weight per shipment,” said Alan B. Graf Jr., FedEx Corp. executive vice president and chief financial officer. “We expect these international revenue trends to continue. We have other actions under way beyond those already included in our profit improvement program. Some of these additional actions may involve temporarily or permanently grounding aircraft, which could result in asset impairment or other charges in future periods.”

“In early February, a number of officers and managing directors, primarily at FedEx Services and FedEx Express, accepted voluntary buyouts, and on

- more -

February 15, thousands more team members were notified of their eligibility for the buyout program. This program is one of the first steps in a process that will help FedEx Express achieve necessary cost structure reductions and improved efficiency. In addition to continued profit improvements in the base businesses at FedEx Ground and FedEx Freight, our profit improvement programs are targeting annual profitability improvement at FedEx Express of $1.6 billion by the end of fiscal 2016, from the fiscal year 2013 base business. Collectively, these initiatives are expected to increase margins, improve cash flows and increase our competitiveness,” said Graf.

Stock Repurchase Program Authorization Increase

The FedEx Corp. board of directors has authorized the repurchase of up to 10 million shares of FedEx Corp. common stock. These shares augment the remaining 188 thousand shares authorized for purchase under existing share repurchase programs. It is expected that the additional share authorization will primarily be utilized to offset equity compensation dilution over the next several years. Purchases may be made in the open market and in negotiated or block transactions. FedEx had 317 million shares outstanding as of February 28, 2013.

FedEx Express Segment

For the third quarter, the FedEx Express segment reported:

•	Revenue of $6.70 billion, up 2% from last year’s $6.54 billion

•	Operating income of $118 million, down 66% from $349 million a year ago

•	Operating margin of 1.8%, down from 5.3% the previous year

Revenue increased due to this year’s business acquisitions and growth at FedEx Trade Networks, while core express revenue was constrained by continued demand shift toward lower-yielding international services. U.S. domestic revenue per package grew 1% as higher rate per pound and weight per package were offset by lower fuel surcharges, while average daily package volume increased 1%. Higher growth in international deferred services continued, with FedEx International Economy® volume growing 12%, while FedEx International Priority® volume increased 2% during the quarter. International export revenue per package fell 3% due to the demand shift to lower-yielding international services, lower rates and lower fuel surcharges.

Operating income and margin were significantly lower due to the demand shift to lower-yielding international services, the prior year reversal of a $66 million

- more -

reserve associated with a legal matter, the negative impact of one fewer operating day, higher pension cost and increased depreciation expense. Costs associated with the business realignment program also negatively impacted operating results by $34 million.

FedEx Ground Segment

For the third quarter, the FedEx Ground segment reported:

•	Revenue of $2.75 billion, up 11% from last year’s $2.48 billion

•	Operating income of $467 million, up from $465 million a year ago

•	Operating margin of 17.0%, down from 18.8% the previous year

FedEx Ground average daily volume grew 10% in the third quarter, as growth in both FedEx Home Delivery and business-to-business services was driven by market share gains. Revenue per package increased 1% due to increased rates and higher residential surcharges, partially offset by lower package weights and fuel surcharge. FedEx SmartPost average daily volume increased 26% primarily due to growth in e-commerce. FedEx SmartPost net revenue per package was down 1% due to higher postage rates, partially offset by rate increases.

Operating income increased slightly, while operating margin was lower, as the benefit of higher volume and revenue per package was mostly offset by higher purchased transportation, a favorable self-insurance adjustment in the prior year, higher network expansion costs, one fewer operating day and intercompany charges of $9 million associated with the business realignment program.

FedEx Freight Segment

For the third quarter, the FedEx Freight segment reported:

•	Revenue of $1.24 billion, up from last year’s $1.23 billion

•	Operating income of $4 million, compared with an operating loss of $1 million a year ago

•	Operating margin of 0.3%, up from (0.1%) the previous year

Less-than-truckload (LTL) yield increased 2% due to FedEx Freight Economy base yield improvement. LTL average daily shipments increased 1% due to higher customer demand for the FedEx Freight Economy service offering in all lengths of haul.

- more -

Even though the quarter had two fewer operating days, operating income and margin increased due to higher yield, volume growth and continued operational efficiencies within the company’s integrated network.

Corporate Overview

FedEx Corp. (NYSE: FDX) provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce and business services. With annual revenues of $44 billion, the company offers integrated business applications through operating companies competing collectively and managed collaboratively, under the respected FedEx brand. Consistently ranked among the world’s most admired and trusted employers, FedEx inspires its more than 300,000 team members to remain “absolutely, positively” focused on safety, the highest ethical and professional standards and the needs of their customers and communities. For more information, visit news.fedex.com.

Additional information and operating data are contained in the company’s annual report, Form 10-K, Form 10-Qs and third quarter fiscal 2013 Statistical Book. These materials, as well as a webcast of the earnings release conference call to be held at 8:30 a.m. EDT on March 20 are available on the company’s website at investors.fedex.com. A replay of the conference call webcast will be posted on our website following the call.

Certain statements in this press release may be considered forward-looking statements, such as statements relating to management’s views with respect to future events and financial performance. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions in the global markets in which we operate, the employee acceptance rate of the voluntary buyout offers, legal challenges or changes related to FedEx Ground’s owner-operators, new U.S. domestic or international government regulation, the impact from any terrorist activities or international conflicts, our ability to effectively operate, integrate and leverage acquired businesses, changes in fuel prices and currency exchange rates, our ability to match capacity to shifting volume levels and other factors which can be found in FedEx Corp.’s and its subsidiaries’ press releases and filings with the SEC.

Media Contact: Jess Bunn 901-818-7463

Investor Contact: Mickey Foster 901-818-7468

Home Page: fedex.com

- more -

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

TO GAAP FINANCIAL MEASURES

The company believes that meaningful analysis of our historical and expected financial performance requires an understanding of the factors underlying that performance and our judgments about the likelihood that particular factors will repeat. Excluding the reversal of a reserve associated with a legal matter at FedEx Express from last year’s results, net of applicable incentive compensation impacts, and costs associated with the company’s business realignment initiative will allow for more accurate comparisons of our third quarter and expected operating performance. As required by SEC rules, the tables below present a reconciliation of our presented non-GAAP measures to the most directly comparable GAAP measures.

	Q3 FY2013 Diluted Earnings Per Share		Q3 FY2012 Diluted Earnings Per Share	Q4 FY2012 Diluted Earnings Per Share
Non-GAAP Measure	$1.23		$1.55	$1.99
Business Realignment Costs	(0.09)		—	—
Legal Reserve Reversal	—		0.10	—
Aircraft Impairment	—		—	(0.26)

GAAP Measure	$1.13	*	$1.65	$1.73

* Does not sum to total due to rounding

Fiscal 2013 Earnings Guidance

	Q4 FY2013 Diluted EPS Guidance	FY2013 Diluted EPS Guidance
Non-GAAP Measure	$1.90 to $2.10	$6.00 to $6.20
Business Realignment Costs	0.96 to 0.76	1.09 to 0.89

GAAP Measure	$0.94 to $1.34	$4.91 to $5.31

* * *

FEDEX CORP. FINANCIAL HIGHLIGHTS

Third Quarter Fiscal 2013

(In millions, except earnings per share)

(Unaudited)

	Three Months Ended			Nine Months Ended
	Feb. 28, 2013	Feb. 29, 2012%		Feb. 28, 2013	Feb. 29, 2012%
Revenue:
FedEx Express segment	$6,704	$6,543	2%	$20,194	$19,718	2%
FedEx Ground segment	2,747	2,480	11%	7,802	7,097	10%
FedEx Freight segment	1,237	1,234	—	4,013	3,887	3%
FedEx Services segment	380	401	(5%)	1,174	1,239	(5%)
Other & eliminations	(115)	(94)	NM	(331)	(269)	NM

Total Revenue	10,953	10,564	4%	32,852	31,672	4%

Operating Expenses:
Salaries and employee benefits	4,150	4,021	3%	12,378	12,007	3%
Purchased transportation	1,871	1,619	16%	5,411	4,713	15%
Rentals and landing fees	640	628	2%	1,888	1,871	1%
Depreciation and amortization	599	543	10%	1,764	1,570	12%
Fuel	1,215	1,233	(1%)	3,588	3,677	(2%)
Maintenance and repairs	424	456	(7%)	1,477	1,518	(3%)
Business realignment costs	47	—	NM	64	—	NM
Other	1,418	1,251	13%	4,233	3,986	6%

Total Operating Expenses	10,364	9,751	6%	30,803	29,342	5%

Operating Income (Loss):
FedEx Express segment	118	349	(66%)	555	979	(43%)
FedEx Ground segment	467	465	—	1,324	1,270	4%
FedEx Freight segment	4	(1)	NM	170	81	NM

Total Operating Income	589	813	(28%)	2,049	2,330	(12%)

Other Expense:
Interest, net	(9)	(12)	(25%)	(37)	(30)	23%
Other, net	(16)	(9)	78%	(29)	(7)	NM

Total Other Expense	(25)	(21)	19%	(66)	(37)	78%

Pretax Income	564	792	(29%)	1,983	2,293	(14%)

Provision for Income Taxes	203	271	(25%)	725	811	(11%)

Net Income	$361	$521	(31%)	$1,258	$1,482	(15%)

Diluted Earnings Per Share	$1.13	$1.65	(32%)	$3.97	$4.67	(15%)

Weighted Average Common and Common Equivalent Shares	317	316	—	316	317	—

Capital Expenditures	$542	$729	(26%)	$2,430	$2,946	(18%)

FEDEX CORP. CONDENSED CONSOLIDATED BALANCE SHEETS

Third Quarter Fiscal 2013

(In millions)

	Feb. 28, 2013
	(Unaudited)	May 31, 2012
ASSETS

Current Assets
Cash and cash equivalents	$3,372	$2,843
Receivables, less allowances	4,950	4,704
Spare parts, supplies and fuel, less allowances	460	440
Deferred income taxes	510	533
Prepaid expenses and other	453	536

Total current assets	9,745	9,056

Property and Equipment, at Cost	38,114	36,164
Less accumulated depreciation and amortization	19,786	18,916

Net property and equipment	18,328	17,248

Other Long-Term Assets
Goodwill	2,765	2,387
Other assets	992	1,212

Total other long-term assets	3,757	3,599

	$31,830	$29,903

LIABILITIES AND STOCKHOLDERS’ INVESTMENT

Current Liabilities
Current portion of long-term debt	$251	$417
Accrued salaries and employee benefits	1,395	1,635
Accounts payable	1,730	1,613
Accrued expenses	1,723	1,709

Total current liabilities	5,099	5,374

Long-Term Debt, Less Current Portion	1,991	1,250

Other Long-Term Liabilities
Deferred income taxes	1,139	836
Pension, postretirement healthcare and other benefit obligations	5,361	5,582
Self-insurance accruals	989	963
Deferred lease obligations	766	784
Deferred gains, principally related to aircraft transactions	234	251
Other liabilities	139	136

Total other long-term liabilities	8,628	8,552

Commitments and Contingencies

Common Stockholders’ Investment
Common stock, $0.10 par value, 800 million shares authorized	32	32
Additional paid-in capital	2,623	2,595
Retained earnings	18,216	17,134
Accumulated other comprehensive loss	(4,710)	(4,953)
Treasury stock, at cost	(49)	(81)

Total common stockholders’ investment	16,112	14,727

	$31,830	$29,903

FEDEX CORP. CONDENSED CONSOLIDATED

STATEMENTS OF CASH FLOWS

Third Quarter Fiscal 2013

(In millions)

(Unaudited)

	Nine Months Ended
	Feb. 28, 2013	Feb. 29, 2012
Operating Activities:
Net income	$1,258	$1,482
Noncash charges:
Depreciation and amortization	1,764	1,570
Other, net	710	900
Changes in operating assets and liabilities, net	(756)	(935)

Net cash provided by operating activities	2,976	3,017

Investing Activities:
Capital expenditures	(2,430)	(2,946)
Business acquisitions, net of cash acquired	(483)	(114)
Proceeds from asset dispositions and other	45	20

Net cash used in investing activities	(2,868)	(3,040)

Financing Activities:
Principal payments on debt	(417)	(28)
Proceeds from debt issuance	991	—
Dividends paid	(132)	(123)
Purchase of treasury stock	(246)	(197)
Other, net	221	90

Net cash provided by (used in) financing activities	417	(258)

Effect of exchange rate changes on cash	4	(7)

Net increase (decrease) in cash and cash equivalents	529	(288)

Cash and cash equivalents at beginning of period	2,843	2,328

Cash and cash equivalents at end of period	$3,372	$2,040

FEDEX EXPRESS SEGMENT FINANCIAL HIGHLIGHTS

Third Quarter Fiscal 2013

(Dollars in millions)

(Unaudited)

	Three Months Ended				Nine Months Ended
	Feb. 28, 2013	Feb. 29, 2012%			Feb. 28, 2013	Feb. 29, 2012%
Revenues:

Package Revenue:
U.S. Overnight Box	$1,609	$1,619	(1%)		$4,822	$4,882	(1%)
U.S. Overnight Envelope	413	426	(3%)		1,252	1,298	(4%)

Total U.S. Overnight	2,022	2,045	(1%)		6,074	6,180	(2%)
U.S. Deferred	812	792	3%		2,246	2,254	—

Total U.S. Package Revenue	2,834	2,837	—		8,320	8,434	(1%)

International Priority	1,567	1,625	(4%)		4,906	5,093	(4%)
International Economy	491	454	8%		1,492	1,355	10%

Total International Export Package	2,058	2,079	(1%)		6,398	6,448	(1%)
International Domestic[1]	342	210	63%		1,035	634	63%

Total Package Revenue	5,234	5,126	2%		15,753	15,516	2%

Freight Revenue:

U.S.	668	647	3%		1,923	1,866	3%
International Priority	384	443	(13%)		1,269	1,362	(7%)
International Airfreight	64	77	(17%)		215	228	(6%)

Total Freight Revenue	1,116	1,167	(4%)		3,407	3,456	(1%)
Other Revenue	354	250	42%		1,034	746	39%

Total Express Revenue	$6,704	$6,543	2%		$20,194	$19,718	2%

Operating Expenses:
Salaries and employee benefits	2,539	2,410	5%		7,500	7,200	4%
Purchased transportation	583	449	30%		1,728	1,346	28%
Rentals and landing fees	429	425	1%		1,262	1,269	(1%)
Depreciation and amortization	334	299	12%		993	869	14%
Fuel	1,066	1,078	(1%)		3,126	3,194	(2%)
Maintenance and repairs	262	303	(14%)		983	1,037	(5%)
Business realignment costs[2]	13	—	NM		14	—	NM
Intercompany charges[3]	548	547	—		1,620	1,643	(1%)
Other[4]	812	683	19%		2,413	2,181	11%

Total Operating Expenses	6,586	6,194	6%		19,639	18,739	5%

Operating Income	$118	$349	(66%)		$555	$979	(43%)

Operating Margin	1.8%	5.3%	(3.5	pts)	2.7%	5.0%	(2.3	pts)

1 -	International Domestic includes international intra-country express operations, including recent acquisitions in Mexico (July 2011), Poland (June 2012), France (July 2012) and Brazil (July 2012).
2 -	Includes predominantly severance costs associated with the company’s voluntary buyout program.
3 -	Includes allocations of $21 million in the third quarter of 2013 and $31 million year-to-date for business realignment costs.
4 -	The third quarter of 2012 includes the reversal of a $66 million legal reserve.

FEDEX EXPRESS SEGMENT OPERATING HIGHLIGHTS

Third Quarter Fiscal 2013

(Unaudited)

	Three Months Ended			Nine Months Ended
	Feb. 28, 2013	Feb. 29, 2012%		Feb. 28, 2013	Feb. 29, 2012%
PACKAGE STATISTICS

Average Daily Package Volume (000s):
U.S. Overnight Box	1,176	1,171	—	1,135	1,158	(2%)
U.S. Overnight Envelope	569	581	(2%)	570	586	(3%)

Total U.S. Overnight Package	1,745	1,752	—	1,705	1,744	(2%)
U.S. Deferred	944	923	2%	843	863	(2%)

Total U.S. Domestic Package	2,689	2,675	1%	2,548	2,607	(2%)

International Priority	420	413	2%	424	421	1%
International Economy	155	139	12%	152	134	13%

Total International Export Package	575	552	4%	576	555	4%
International Domestic[1]	781	508	54%	781	493	58%

Total Average Daily Packages	4,045	3,735	8%	3,905	3,655	7%

Yield (Revenue Per Package):
U.S. Overnight Box	$22.08	$21.93	1%	$22.35	$22.08	1%
U.S. Overnight Envelope	11.69	11.65	—	11.57	11.59	—

U.S. Overnight Composite	18.69	18.53	1%	18.75	18.59	1%
U.S. Deferred	13.87	13.62	2%	14.02	13.67	3%

U.S. Domestic Composite	17.00	16.83	1%	17.18	16.94	1%

International Priority	60.25	62.49	(4%)	60.93	63.44	(4%)
International Economy	51.03	51.74	(1%)	51.72	52.86	(2%)

Total International Export Composite	57.76	59.78	(3%)	58.50	60.88	(4%)
International Domestic[1]	7.06	6.57	7%	6.98	6.73	4%

Composite Package Yield	$20.87	$21.79	(4%)	$21.23	$22.23	(4%)

FREIGHT STATISTICS

Average Daily Freight Pounds (000s):
U.S.	8,324	8,104	3%	7,697	7,561	2%
International Priority	2,894	3,257	(11%)	3,098	3,279	(6%)
International Airfreight	1,035	1,169	(11%)	1,102	1,182	(7%)

Total Avg Daily Freight Pounds	12,253	12,530	(2%)	11,897	12,022	(1%)

Revenue Per Freight Pound:
U.S.	$1.30	$1.27	2%	$1.31	$1.29	2%
International Priority	2.14	2.16	(1%)	2.15	2.18	(1%)
International Airfreight	0.99	1.04	(5%)	1.03	1.01	2%

Composite Freight Yield	$1.47	$1.48	(1%)	$1.51	$1.51	—

Operating Weekdays	62	63	(2%)	190	191	(1%)

1 -	International Domestic includes international intra-country express operations, including recent acquisitions in Mexico (July 2011), Poland (June 2012), France (July 2012) and Brazil (July 2012).

FEDEX GROUND SEGMENT FINANCIAL AND OPERATING HIGHLIGHTS

Third Quarter Fiscal 2013

(Dollars in millions)

(Unaudited)

	Three Months Ended				Nine Months Ended
	Feb. 28, 2013	Feb. 29, 2012%			Feb. 28, 2013	Feb. 29, 2012%
FINANCIAL HIGHLIGHTS

Revenues:
FedEx Ground	$2,480	$2,259	10%		$7,112	$6,518	9%
FedEx SmartPost	267	221	21%		690	579	19%

Total Revenues	2,747	2,480	11%		7,802	7,097	10%

Operating Expenses:
Salaries and employee benefits	405	369	10%		1,178	1,082	9%
Purchased transportation	1,121	995	13%		3,124	2,814	11%
Rentals	86	74	16%		245	212	16%
Depreciation and amortization	111	102	9%		324	289	12%
Fuel	6	4	50%		13	11	18%
Maintenance and repairs	48	43	12%		140	130	8%
Intercompany charges	270	246	10%		794	732	8%
Other	233	182	28%		660	557	18%

Total Operating Expenses	2,280	2,015	13%		6,478	5,827	11%

Operating Income	$467	$465	—		$1,324	$1,270	4%

Operating Margin	17.0%	18.8%	(1.8	pts)	17.0%	17.9%	(0.9	pts)

OPERATING STATISTICS

Operating Weekdays	62	63	(2%)		190	191	(1%)

Average Daily Package Volume (000s)
FedEx Ground	4,476	4,072	10%		4,214	3,922	7%
FedEx SmartPost	2,477	1,960	26%		2,051	1,701	21%

Yield (Revenue Per Package)
FedEx Ground	$8.92	$8.79	1%		$8.86	$8.68	2%
FedEx SmartPost	$1.77	$1.79	(1%)		$1.78	$1.78	—

FEDEX FREIGHT SEGMENT FINANCIAL AND OPERATING HIGHLIGHTS

Third Quarter Fiscal 2013

(Dollars in millions)

(Unaudited)

	Three Months Ended				Nine Months Ended
	Feb. 28, 2013	Feb. 29, 2012%			Feb. 28, 2013	Feb. 29, 2012%
FINANCIAL HIGHLIGHTS

Revenue	$1,237	$1,234	—		$4,013	$3,887	3%

Operating Expenses:
Salaries and employee benefits	562	566	(1%)		1,750	1,721	2%
Purchased transportation	197	201	(2%)		647	629	3%
Rentals	30	29	3%		88	86	2%
Depreciation and amortization	55	47	17%		160	135	19%
Fuel	142	149	(5%)		447	470	(5%)
Maintenance and repairs	45	45	—		142	143	(1%)
Business realignment costs	1	—	NM		1	—	NM
Intercompany charges	109	107	2%		330	324	2%
Other	92	91	1%		278	298	(7%)

Total Operating Expenses	1,233	1,235	—		3,843	3,806	1%

Operating Income (Loss)	$4	($1)	NM		$170	$81	NM

Operating Margin	0.3%	(0.1%)	0.4	pts	4.2%	2.1%	2.1	pts

OPERATING STATISTICS

LTL Operating Weekdays	61	63	(3%)		188	190	(1%)

Average Daily LTL Shipments (000s)
Priority	55.3	56.4	(2%)		59.5	59.9	(1%)
Economy	25.2	23.4	8%		26.2	23.9	10%

Total Average Daily LTL Shipments	80.5	79.8	1%		85.7	83.8	2%

Weight Per LTL Shipment (lbs)
Priority	1,250	1,212	3%		1,226	1,193	3%
Economy	989	1,025	(4%)		993	1,055	(6%)

Composite Weight Per LTL Shipment	1,168	1,157	1%		1,154	1,154	—

LTL Yield (Revenue/CWT)
Priority	$17.87	$18.10	(1%)		$17.91	$18.14	(1%)
Economy	26.17	24.28	8%		25.92	23.70	9%

Composite LTL Yield	$20.10	$19.70	2%		$20.03	$19.59	2%